Exhibit 99.1

[Northwestern Mutual Logo]

FOR IMMEDIATE RELEASE

For further information, contact:

Jean Towell, 1-800-323-7033
jeantowell@northwesternmutual.com

NORTHWESTERN MUTUAL REPORTS 2004 RESULTS

Record dividends and total surplus announced

MILWAUKEE, WI (JANUARY 27, 2005) – Northwestern Mutual reported excellent financial results for 2004, as the company added to its overall financial strength and continued to deliver value to its policyowners. In 2005, the company expects to once again lead its industry in total individual life insurance dividends paid to policyowners with an estimated $3.9 billion.

“The key to 2004’s results, as it has been for many years, is our solid operating fundamentals,” said Northwestern Mutual President and CEO Ed Zore. Zore cited several factors that contributed to last year’s performance. These include Northwestern Mutual’s proven investment strategy of managing a high-quality, diversified portfolio with a focus on long-term results; the company’s attention to disciplined product design and careful underwriting of insurance risk; its diligent expense management; and strong policy persistency reflecting continued customer satisfaction.

Financial Results

The solid operating results, combined with strong investment performance, contributed to a 13.2 percent ratio of total surplus to general account insurance reserves at year-end 2004. “That is the highest level in our recent history,” Zore noted. Total surplus, including asset valuation reserve, increased to $11.5 billion from $10.1 billion in 2003. Surplus growth in 2004 primarily reflected a net operating gain of $723 million, up $170 million from 2003, and $739 million of net realized and unrealized capital gains.

“This level of surplus affirms our commitment to providing unquestioned financial strength for the long-term and positions us well in an uncertain economic, competitive and regulatory environment,” Zore said.

Gain before dividends and taxes of $4.5 billion rose 6 percent over 2003, a reflection of growth in investment earnings and continued excellent product fundamentals. Exclusive of dividends, total benefits paid to policyowners and beneficiaries during 2004 was $4.5 billion.

Net investment income grew nearly 7 percent to more than $6.1 billion in 2004. This total represented 9 percent growth of invested assets, offset in part by the impact of lower yields on fixed income investments as the company’s bond portfolio reflected lower market rates.

“Our investment returns were outstanding in 2004,” Zore noted, adding that the company continued to seek market sectors that provided the best value. The company’s well-balanced, long-term investment strategy has been a large contributor to its success, allowing Northwestern Mutual to remain an industry leader. The company is paying policyowners a dividend interest rate of 7.5 percent on nonborrowed funds in 2005 for most life insurance policies, a remarkable value in the current interest rate environment, in which ten-year Treasury notes are yielding 4.25 percent, Zore said.

In other 2004 financial highlights, Zore noted:

•	Total life insurance in force reached $870 billion, an increase of more than 7 percent from 2003

•	Northwestern Mutual and Russell Investment Group consolidated assets under management totaled $255 billion, representing $124 billion in statutory assets of Northwestern Mutual and $131 billion in third-party assets under the management of Russell Investment Group

•	Northwestern Mutual is the only company primarily dedicated to life insurance to earn the highest-available ratings for financial strength from all 4 major rating agencies

Sales Results

Overall, total insurance premium revenue, including renewal premiums, increased to nearly $10.7 billion, up almost 4 percent. Life insurance premium from new sales, as reported on a financial statement basis (at 100 percent of the premium amount received), rose nearly 3 percent. The number of new life insurance policies sold fell 3 percent, though the total amount of life protection sold increased slightly to $96 billion. Sales of other risk protection products grew nicely during the year. New long-term care premium increased 21 percent over 2003 to $19.1 million. Individual disability income premium from new sales increased nearly 8 percent to $41.7 million.

Investment product sales continued the strong trend started in the fourth quarter of 2003, with sales of mutual funds by registered financial representatives sold through Northwestern Mutual Investment Services, LLC of $5.6 billion, a 36 percent increase over 2003. New premiums and deposits for annuity contracts totaled $788.5 million, an 11 percent increase over one year ago.

The Northwestern Mutual Life Insurance Company (Northwestern Mutual), the nation’s largest direct provider of individual life insurance, according to statistics compiled from A. M. Best data, has always received the best possible insurance financial strength ratings from Standard & Poor’s, Fitch, A. M. Best and Moody’s. For 21 years, a Fortune magazine survey has voted Northwestern Mutual “Most Admired” in its industry. The company has also been recognized as one of the “50 Best Companies to Sell For”, by Selling Power magazine.

The company, its subsidiaries and affiliates are also providers of annuities, mutual funds, long-term care insurance, disability income insurance and employee benefit services to the group employee and executive markets. These products and services are distributed through the Northwestern Mutual Financial Network and its financial representatives. Among its affiliated companies are those that comprise the Russell Investment Group, which provide investment management and advisory services; Northwestern Mutual Investment Services, LLC (NMIS), the securities brokerage firm; and Northwestern Mutual Trust Company, a special purpose federal savings bank. A subsidiary, Northwestern Long Term Care Insurance Company, offers long-term care insurance. Further information on Northwestern Mutual, based in Milwaukee, Wisconsin, can be found at: www.nmfn.com.

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Summary of Operations and Changes in Surplus

(consolidated statutory basis, in millions)*

Year ended December 31:	2004	2003
Premiums	$10,682	$10,307
Net investment income	6,117	5,737
Other income	511	501

Total revenue	17,310	16,545

Policyowner benefits	4,487	4,079
Increase in benefit reserves	6,603	6,548
Commissions and expenses	1,741	1,690

Total benefits and expenses	12,831	12,317

Gain before dividends and taxes	4,479	4,228

Policyowner dividends	3,880	3,765

Gain before taxes	599	463
Income tax expense (benefit)	(124)	(90)

Net gain from operations	723	553
Net realized capital gains	94	139

Net income	817	692

Change in net unrealized capital gains	645	1,171
Other surplus changes	(87)	(233)

Net increase in surplus & AVR	$1,375	$1,630

Summary of Financial Position

(consolidated statutory basis, in millions)*

Year ended December 31	2004	2003
Bonds and short-term investments	$63,879	$58,165
Mortgage loans	17,240	16,426
Policy loans	9,750	9,546
Common and preferred stocks	7,414	6,577
Real estate	1,619	1,481
Other investments	5,774	4,851

Total investments	105,676	97,046

Other assets	3,963	4,114
Separate account assets	14,318	12,662

Total assets	$123,957	$113,822

Policy benefit reserves	$87,588	$81,280
Policyowner dividends payable	3,910	3,770
Other liabilities	6,651	5,995
Separate account liabilities	14,318	12,662

Total liabilities	112,467	103,707

Asset valuation reserve (AVR)	2,556	2,568
Surplus	8,934	7,547

Total surplus and AVR	11,490	10,115

Total liabilities and surplus	$123,957	$113,822

*	The accompanying financial information is based on accounting practices prescribed or permitted by the Office of the Commissioner of Insurance of the State of Wisconsin (“statutory basis of accounting”). Financial statements prepared on the statutory basis of accounting differ materially from financial statements prepared in accordance with generally accepted accounting principles (“GAAP”).